LAW OFFICES OF
                             DECHERT PRICE & RHOADS

                             TEN POST OFFICE SQUARE
                             BOSTON, MA 02109-4603




                                                                January 29, 1998



Kemper Securities Trust in respect of
Kemper U.S. Growth and Income Fund
222 South Riverside Plaza
Chicago, Illinois 60606


     Re: Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-42335) (the "Registration Statement")

Gentlemen:

     Kemper Securities Trust (the "Trust"), formerly Kemper Growth and Income Fund, is a trust created under a written Declaration of Trust dated October 1, 1997, as amended, and executed and delivered in Boston, Massachusetts (the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares with a par value of $.01 per share (the "Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

     We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

     Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of shares into two or more series. By written instrument dated October 1, 1997, the Trustees established the initial series of the Trust designated as Kemper U.S. Growth and Income Fund (the "Fund").
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Scudder Securities Trust
January 29, 1998
Page 2

     By vote adopted on January 21, 1998, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer, from time to time, to cause to be registered with the Securities and Exchange Commission an indefinite number of Shares and to cause such Shares to be offered and sold to the public.

     We understand that you are about to register under the Securities Act of 1933, an unlimited number of Shares of the Fund by Pre-Effective Amendment No. 1 to the Registration Statement.

     We are of the opinion that all necessary Trust action precedent to the issue of said Shares, comprising the Shares covered by Pre-Effective Amendment No. 1 to the Registration Statement, has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.

                              Very truly yours,

                              /s/Dechert Price & Rhoads